Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Uniroyal Global Engineered Products, Inc. 2015 Stock Option Plan of our report dated March 30, 2015, with respect to the consolidated financial statements as of and for the year ended December 31, 2013 of Uniroyal Global Engineered Products, Inc. (formerly known as Invisa, Inc.) included in its Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission. We did not audit the financial statements of Engineered Products Acquisition Limited (“EPAL”), a wholly-owned subsidiary, which statements reflected total assets and revenues constituting 45 percent and 43 percent, respectively, of the related consolidated totals. Those statements were audited by KPMG LLP, whose report was furnished to us, and our opinion, insofar as it related to the amounts included for EPAL, was based solely on the report of the other auditors.

/s/ Kingery & Crouse, P.A.

Kingery & Crouse, P.A.

Certified Public Accountants

Tampa, Florida

September 30, 2015